Exhibit 99.1

Vyant Bio Commences a Cash Preservation Plan Including a Reduction in Force

Continuing to Explore Strategic Alternatives

CHERRY HILL, N.J., February 3, 2023 — Vyant Bio, Inc. (“Vyant Bio” or “Company”) (Nasdaq: VYNT) is an innovative biotechnology company reinventing drug discovery for complex neurodevelopmental and neurodegenerative disorders. The Company’s proprietary central nervous system (“CNS”) drug discovery platform combines human-derived organoid models of brain disease, scaled biology, and machine learning. Today, Vyant Bio announced that on January 31, 2023 its Board of Directors determined it was appropriate to conduct a reduction in force as soon as practical so as to preserve cash to allow the Company, through its advisors including LifeSci Capital, to continue to pursue satisfactory strategic alternative transactions and/or execute an orderly wind down of the Company, if necessary.

John A. Roberts, President and Chief Executive Officer and Robert T. Fremeau, Jr. Ph.D., Chief Scientific Officer agreed in principle with the Company to step down from their respective positions, effective as of February 3, 2023, to preserve cash for the execution of an orderly wind down process. Mr. Roberts will remain a member of the Board of Directors of the Company.

The Company’s Board of Directors has appointed Andrew D. C. LaFrence, currently the Company’s Chief Financial Officer, to assume the position of President and Chief Executive Officer to lead the Company through this period of transition.

“The Company’s Board and Management believe that it is prudent to allow time for LifeSci Capital to continue its mandate of exploring potential strategic transactions while providing for prudent cash management in the event strategic alternatives fail to materialize and an orderly wind down of the Company’s operations becomes necessary,” said Andy LaFrence, Chief Financial Officer of Vyant Bio.”

The Company’s decision to potentially pursue other strategic alternatives to unlock material value is based on its belief that its stock price does not reflect the fundamental value of the business. On January 4, 2023, the Company announced it had engaged LifeSci Capital to assist the Board in evaluating potential strategic options. To arrange a time to meet with the management team, please contact Hany Awadalla at LifeSci Capital at hawadalla@lifescicapital.com.

ABOUT VYANT BIO, INC.

Vyant Bio, Inc. (“Vyant Bio” or the “Company”) (Nasdaq: VYNT) is an innovative biotechnology company focused on identifying unique biological targets and novel and repurposed therapeutics for treating the debilitating neurodevelopmental and neurodegenerative disorders for which there are no current therapies. Vyant Bio has built a platform of therapeutics seeking to treat neurodevelopmental and neurodegenerative diseases, with current programs targeting Rett Syndrome (“Rett”), CDKL5 Deficiency Disorders (“CDD”), and familial Parkinson’s Disease. The Company’s approach to drug discovery integrates human-derived biology with artificial intelligence and machine learning technologies to de-risk candidate selection, with the goal of improving the potential effectiveness of drugs discovered earlier in the development cycle. Vyant Bio’s management believes that drug discovery needs to progressively shift to more efficient methods as the widely used models for predicting safe and effective drugs have under-performed, as evidenced by the significant time and cost of bringing novel drugs to patients. By combining sophisticated data science capabilities with highly functional human cell derived disease models, Vyant Bio seeks to leverage its current ability to screen and test therapeutic candidates and create a unique approach to assimilating data that supports decision making iteratively throughout the discovery phase of drug development to identify both novel and repurposed CNS therapeutic candidates.

For more information, please visit or follow Vyant Bio at:

Internet: www.vyantbio.com

LinkedIn: https://www.linkedin.com/company/vyant-bio

Twitter: @VyantBio

Forward Looking Statements:

Any statements in this press release about future expectations, plans and prospects for the Company, including but not limited to statements about its ability to identify, assess and execute a strategic transaction or realize any value from its existing assets, its ability to preserve cash in order to adequately fund an orderly wind down of the Company’s operations if no transaction is consummated, the ability of creditors, shareholders and other stakeholders to realize any value or recovery as part of a transaction or a wind down process, the ability of the Company to continue as a going concern, the Company’s workforce reduction and future charges expected to be incurred in connection therewith, the adequacy or sufficiency of the Company’s existing cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the Company’s ability to continue to pay its obligations in the ordinary course of business as they come due; the ability to retain key personnel, the adequacy of its capital resources in light of changing circumstances, the actions of creditors of the Company and such other important factors as are set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2021 and quarterly reports and other filings on file thereafter with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Vyant Bio, Inc.

Andrew LaFrence, President, Chief Executive Officer and Chief Financial Officer

Email: Andrew.LaFrence@VyantBio.com

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